Exhibit 99.1

News Release
For more information, contact:
Teresa Paulsen          MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-240-5210
Chris Klinefelter          ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154
www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS STRONG FIRST-QUARTER EPS FROM
CONTINUING OPERATIONS & SIGNIFICANT GROWTH IN CONSUMER
FOODS’ PROFITABILITY; INCREASES FISCAL 2010 EPS GUIDANCE
First Quarter Highlights:
•	Diluted EPS from continuing operations of $0.37 as reported and $0.38 excluding items impacting comparability; EPS up 61% as reported and up 41% on a comparable basis.

•	Consumer Foods’ operating profits increased 34% as reported and 43% on a comparable basis.

•	Commercial Foods’ operating profits increased 5%.

•	Guidance raised — fiscal 2010 diluted EPS from continuing operations, excluding items impacting comparability, expected to approach $1.70.
OMAHA, Neb., Sept. 22, 2009 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2010 first quarter ended Aug. 30, 2009. Diluted EPS from continuing operations was $0.37, including $0.01 per diluted share of net expense from items impacting comparability. Excluding those items, diluted EPS from continuing operations was $0.38. For the same period a year ago, diluted EPS from continuing operations of $0.23 included net $0.04 of expense from items impacting comparability. Items impacting comparability in the current year and prior year are summarized toward the end of this release.
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Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “We are off to a strong start in fiscal 2010. The Consumer Foods segment posted significantly improved operating profits, along with good sales trends across the consumer branded portfolio, and we expect the balance of the year to show strong profits for this segment due to manageable inflation, good cost savings, sales growth, and favorable mix. Our Commercial Foods segment is poised for a solid profit performance in line with our expectations, and we are confident we will deliver our raised EPS guidance for this fiscal year.”
Minor Segment Change: During the quarter, the company transferred the Alexia frozen operations from the Consumer Foods segment to the Commercial Foods segment, resulting in slightly changed historical amounts for segment sales and profits. The Q&A document related to this release gives the current presentation of historical segment amounts, reflecting this change.
Consumer Foods Segment (63% of first-quarter sales)
Branded and non-branded food sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $1,860 million and operating profit of $250 million for the quarter. Sales increased 1% as reported, which includes an approximate 2% negative impact from lower sales of Slim Jim products resulting from the June 9, 2009, Garner, North Carolina, plant accident. Additionally, as part of ongoing initiatives, the company intentionally eliminated a number of low-margin SKUs and scaled back on some low-margin customer channels and geographic markets, which negatively impacted sales by approximately 1%, but which improved profit margins. Unfavorable foreign exchange rates negatively impacted sales growth by approximately 1%.
Unit volumes declined 1% as reported, which includes an approximate 2% negative impact from lower sales of Slim Jim products. Additionally, the company’s SKU rationalization actions and customer and market changes referenced above negatively impacted unit volumes by approximately 1%.
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❖	Big brands that posted strong sales growth and market share gains included Healthy Choice, Hunt’s, Marie Callender’s, Orville Redenbacher’s, and Snack Pack. The company continues to benefit from innovation introduced in the second half of fiscal 2009 as well as stronger and more effective marketing.

❖	More brand details can be found in the Q&A document accompanying this release.
Operating profit of $250 million was 34% ahead of last year’s $186 million, as reported. Excluding $11 million of net benefit in the year-ago period from items impacting comparability, operating profit of $250 million in the current quarter was 43% above the comparable year-ago amount of $175 million. Despite lower profitability from the Slim Jim business, the segment posted year-over-year profit improvement due to strong cost savings, improved mix and pricing, as well as more manageable input cost inflation. The company notes that significantly higher commodity costs in the year-ago period created a favorable profit comparison in the current quarter. Advertising and promotion expense increased slightly versus the year-ago period.
Note: Slim Jim production volume and service levels are in the process of being restored following the Garner, North Carolina, accident. Aside from unusual costs and insurance reimbursement related to such, which are discussed in the section on Major Items Impacting First-quarter Fiscal 2010 EPS Comparability toward the end of this document, the company estimates that Consumer Foods profitability was negatively impacted by approximately $10 million due to lower Slim Jim volumes. A substantial portion of this amount, as well as any additional foregone operating profit in the remaining quarters this fiscal year, is expected to be reimbursed to the company later in the fiscal year as part of its business interruption insurance coverage. The company will comment on the timing of the expected reimbursement when details are finalized, and will consider such payments to be part of ongoing operating profitability for the segment.
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Commercial Foods Segment (37% of first-quarter sales)
Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.
Sales for the Commercial Foods segment were $1,101 million, 9% below last year’s $1,207 million; more than $100 million of the sales decline was the result of lower flour prices resulting from lower underlying wheat costs. Segment operating profit was $141 million, 5% above last year’s $134 million. While the difficult restaurant environment negatively impacted volumes for Lamb Weston specialty potato products, those operations posted a slight improvement in sales and profits due to the impact of an acquisition, improved mix, pricing necessitated by higher input costs, and operating efficiencies. Flour milling profitability increased, reflecting modest profits in the year-ago period and thus a favorable comparison; the current-quarter profit improvement also reflects milling efficiencies and favorable market conditions. Profits for the seasonings, blends, flavorings, and dehydrated products operations were below year-ago amounts which included a $5 million gain from a sale of property. The company expects full-year fiscal 2010 operating profit for this segment to be in line with that of fiscal 2009.
Hedging Activities — This language primarily relates to operations other than the company’s milling operations.
The company recorded $8 million of net hedging loss as unallocated Corporate expense in the current quarter, and $33 million of net hedging loss as unallocated Corporate expense in the year-ago period. The company identifies both of these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity being hedged is expensed in segment cost of goods sold.
Other Items
•	Corporate expense was $101 million for the quarter and $97 million in the year-ago period. Current quarter amounts include $8 million due to hedge losses, and prior-year amounts include $33 million of hedge losses. Excluding these amounts, Corporate expense was $93 million for the quarter and $64 million in the year-ago period; the increase was due largely to higher incentive compensation costs.
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•	Equity method investment earnings were $9 million for the first quarter, up from $1 million in the year-ago period, reflecting better results for specialty potato joint ventures.

•	Net interest expense was $42 million in the current quarter compared with $50 million in the year-ago period; interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited the current quarter and a portion of the year-ago period.

•	The effective tax rate for continuing operations for the quarter was 35%. Going forward, the company expects an effective tax rate of approximately 35% for continuing operations, excluding items impacting comparability.
Capital Items
•	Dividends for the quarter totaled $85 million versus $92 million last year, reflecting fewer shares outstanding.

•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $119 million, compared with $106 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $82 million for the quarter; this compares with a total of $76 million in the year-ago period.

•	During the quarter, the company announced plans to build a state-of-the art sweet potato processing plant in Delhi, Louisiana; the plant is expected to be fully operational by the end of calendar 2010. This plant will significantly expand the company’s presence in the sweet potato fries market and is expected to enable additional significant sales and profit growth opportunities for the Lamb Weston specialty potato operations over time.
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Discontinued Operations
Year-ago amounts included $0.71 of diluted EPS from discontinued operations, reflecting the gain from the June 2008 divestiture of the Trading & Merchandising operations. There was no diluted EPS contribution from discontinued operations in the current quarter.
Outlook
The company expects fiscal 2010 full-year diluted EPS from continuing operations, excluding items impacting comparability, to approach $1.70, reflecting the strong performance of the Consumer Foods segment in the first quarter and expectations for continued progress for this segment throughout the balance of the fiscal year.
Major Items Impacting First-quarter Fiscal 2010 EPS Comparability
Included in the $0.37 diluted EPS from continuing operations for the first quarter of fiscal 2010 (EPS amounts rounded and after tax):
•	Approximately $0.01 per diluted share of net expense related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying commodities are expensed in segment cost of goods sold.

•	Although the net impact of the following items was immaterial to Consumer Foods’ operating profit for the quarter, Consumer Foods’ results in the first quarter of fiscal 2010 include approximately $37 million of expense ($6 million in cost of goods sold, $31 million in SG&A expense) and approximately that same amount of insurance reimbursement (all of which is classified as a reduction of Consumer Foods SG&A expense) related to the Garner, North Carolina, accident. These items are separate from any foregone operating profit due to lower Slim Jim product volumes, and related reimbursement from business interruption insurance, which is expected to be received later in the fiscal year.
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Included in the $0.23 diluted EPS from continuing operations for the first quarter of fiscal 2009 (EPS amounts rounded and after tax):
•	Approximately $0.04 per diluted share of net expense related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense is reclassified to the operating segments as the underlying commodities are expensed in segment cost of goods sold.

•	Gain of $0.02 per diluted share, or $19.4 million pretax ($10.6 million after tax), resulting from the sale of the Pemmican brand, classified as a reduction in SG&A expense within the results of the Consumer Foods segment.

•	Approximately $0.02 per diluted share of net expense related to restructuring efforts to improve operating efficiencies in continuing operations; this $8.6 million of pretax expense ($7.7 million after tax) is largely reflected in the Consumer Foods segment ($7.8 million of SG&A).
Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-791-4326 and 1-913-905-3164, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 2506640. A rebroadcast also will be available on the company’s Web site.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
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Annual Stockholders’ Meeting Webcast
The company will webcast its 2009 Annual Stockholders’ Meeting on Friday, Sept. 25, 2009. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Friday, Sept. 25, and can be accessed at http://investor.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip and many other ConAgra Foods brands in grocery, convenience, mass merchandise, and club stores. ConAgra Foods also has a strong business-to-business presence, supplying potato, other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
Note on Forward-looking Statements
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The
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company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
Regulation G Disclosure
Continuing Operations
Below is a reconciliation of diluted earnings per share exclusive of items impacting comparability.
Q1 FY10 EPS from Continuing Operations
Reconciliation for Regulation G Purposes

				Year-over-year
	Q1 FY10	Q1 FY09		% change
Diluted EPS	$0.37	$0.23		61%
Items impacting comparability:
Restructuring charges	—	0.02	*
Expense related to mark-to-market impact of derivatives	0.01	0.04	*
Gain on Sale of Pemmican	—	(0.02	)*

Diluted EPS excluding items impacting comparability	$0.38	$0.27		41%

*	Items impacting comparability are each rounded to the nearest penny
Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Reconciliation
(impacted by rounding)

			Year-over-year
(Dollars in millions)	Q1 FY10	Q1 FY09	% change
Consumer Foods Segment Operating Profit	$250	$186	34%
Restructuring charges	—	8
Gain on Sale of Pemmican	—	(19)

Consumer Foods Segment Adjusted Operating Profit	$250	$175	43%

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ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 30, 2009	August 24, 2008	Percent Change
SALES
Consumer Foods	$1,860.1	$1,849.3	0.6%
Commercial Foods	1,101.3	1,207.2	(8.8)%

Total	2,961.4	3,056.5	(3.1)%

OPERATING PROFIT
Consumer Foods	$249.9	$186.3	34.1%
Commercial Foods	140.8	133.9	5.2%

Total operating profit for segments	390.7	320.2	22.0%

Reconciliation of total operating profit for segments to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(100.6)	(97.4)	3.3%
Interest expense, net	(41.5)	(50.1)	(17.2)%

Income from continuing operations before income taxes and equity method investment earnings	$248.6	$172.7	43.9%

Segment operating profit excludes general corporate expense and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	August 30, 2009	August 24, 2008	Change
Net sales	$2,961.4	$3,056.5	(3.1)%
Costs and expenses:
Cost of goods sold	2,244.9	2,465.0	(8.9)%
Selling, general and administrative expenses	426.4	368.7	15.6%
Interest expense, net	41.5	50.1	(17.2)%

Income from continuing operations before income taxes and equity method investment earnings	248.6	172.7	43.9%
Income tax expense	91.0	66.0	37.9%
Equity method investment earnings	8.9	0.9	888.9%

Income from continuing operations	166.5	107.6	54.7%

Income (loss) from discontinued operations, net of tax	(1.3)	334.8	N/A

Net income	$165.2	$442.4	(62.7)%

Less: Net income (loss) attributable to noncontrolling interests	(0.7)	—	N/A

Net income attributable to ConAgra Foods, Inc.	$165.9	$442.4	(62.5)%

Earnings per share — basic

Income from continuing operations	$0.38	$0.23	65.2%
Income (loss) from discontinued operations	(0.01)	0.72	N/A

Net income	$0.37	$0.95	(61.1)%

Weighted average shares outstanding	443.2	467.1	(5.1)%

Earnings per share — diluted

Income from continuing operations	$0.37	$0.23	60.9%
Income (loss) from discontinued operations	—	0.71	(100.0)%

Net income	$0.37	$0.94	(60.6)%

Weighted average share and share equivalents outstanding	445.6	469.6	(5.1)%

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ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)

	August 30, 2009	August 24, 2008
ASSETS
Current assets
Cash and cash equivalents	$289.7	$296.4
Receivables, less allowance for doubtful accounts of $11.5 and $14.4	886.1	961.3
Inventories	2,013.3	2,040.1
Prepaid expenses and other current assets	373.6	353.9
Current assets held for sale	—	6.0

Total current assets	3,562.7	3,657.7
Property, plant and equipment, net	2,663.2	2,485.3
Goodwill	3,491.3	3,477.3
Brands, trademarks and other intangibles, net	836.5	820.6
Other assets	676.7	1,074.8
Noncurrent assets held for sale	—	10.6

	$11,230.4	$11,526.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$2.7	$25.2
Current installments of long-term debt	15.8	314.8
Accounts payable	875.0	942.2
Accrued payroll	148.7	147.8
Other accrued liabilities	608.8	1,023.3

Total current liabilities	1,651.0	2,453.3
Senior long-term debt, excluding current installments	3,274.7	2,848.7
Subordinated debt	195.9	200.0
Other noncurrent liabilities	1,309.0	1,250.4
Common stockholders’ equity	4,799.8	4,773.9

	$11,230.4	$11,526.3

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